Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FEBRUARY 12, 2013

CONTACT: ERIC J. DOSCH, CFO
985.375.0308

FIRST GUARANTY BANCSHARES, INC.
REPORTS YEAR END 2012 EARNINGS

First Guaranty Bancshares, Inc. of Hammond, Louisiana, a $1.4 billion bank holding company announced its financial reports for the year ended December 31, 2012.  The unaudited financial results reveal a very strong and profitable 2012 for First Guaranty with great improvement over the strong 2011 results.  Record Net Income of $12,059,000 was recorded in 2012 compared to $8,033,000 for 2011.  Return on average common equity increased to 10.90% for 2012 from 7.37% for 2011 while the return on average assets increased to 0.89% in 2012 compared to 0.65% in 2011.  The company declared and awarded a ten percent stock dividend in February of 2012 which resulted in an increase in common cash dividends to $4,035,000 paid in 2012 compared to $3,610,000 paid in 2011.  Retained earnings jumped from $37,019,000 in 2011 to $43,071,000 in 2012, an increase of $6,052,000.  Net income available to common shareholders for 2012 was $10,087,000 compared to $6,057,000 in 2011.  Total common equity at year end rose to $94,746,000 compared to $87,167,000 as of 12/31/2011.

While the strong profitability results were posted, First Guaranty also showed significant improvement in asset quality.  The total nonperforming assets decreased from $28,895,000 as of December 31, 2011 to $23,537,000 as of December 31, 2012, a reduction of $5,358,000.  Other Real Estate Owned decreased by $3,315,000 from $5,709,000 to $2,394,000.  Nonaccrual loans also showed significant improvement as they decreased to $20,688,000 compared to $22,450,000.

First Guaranty’s capital position continued to improve as Tier One leverage capital rose to 9.24% as of December 31, 2012 compared to 9.03% as of the end of 2011 while total risk based capital increased from 14.13% to 15.31%.

President and CEO Alton Lewis noted, “Our goal for 2012 was to build a fortress balance sheet making First Guaranty Bancshares, Inc. safer and stronger while at the same time increasing the profitability for our shareholders.  Our work is not yet done; but, we made great strides forward as we increased profitability to record levels, improved our asset quality, strengthened our capital position, and, at the same time, continued to provide returns on our shareholders investments through dividends.”